Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of the 7th day of September 2017, by and between Andrew U. Lee, whose address is 26029 SE 39th Way Issaquah, WA 98029 (the “CONSULTANT”), and ClearSign Combustion Corporation, whose address is 12870 Interurban Avenue South, Seattle, Washington 98168 (the “COMPANY”), in reference to the following:

RECITALS

A.       The CONSULTANT was the Senior Vice President, Business Development of the COMPANY from May 11, 2011 to September 7, 2017 and has substantial experience and knowledge regarding the COMPANY’s sales and business development matters.

B.       The COMPANY wishes to retain the CONSULTANT, and the CONSULTANT wishes to be retained by the COMPANY, to assist the COMPANY with the transition of the CONSULTANT’s former duties and responsibilities as Senior Vice President, Business Development to the CONSULTANT’s successor and to advise the COMPANY periodically on matters pertaining to business development, and as outlined below in AGREEMENT 2. and under Exhibit “A”, Duties of Consultant.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the COMPANY and the CONSULTANT agree as follows:

AGREEMENT

1.       Term. Subject to Section 5 of this Agreement, the COMPANY retains the CONSULTANT and the CONSULTANT accepts this appointment with the COMPANY for a period of twelve months, beginning on the date of this Agreement and ending on August 31, 2018 (the “Term”).

2.        Duties of CONSULTANT. The CONSULTANT agrees to perform the consulting services (the “Services”) set forth on Exhibit A to this Agreement and made a part of it. The CONSULTANT will determine the method, details and means of performing the Services. The CONSULTANT agrees that, if and as requested by the Company, (i) during the first ninety (90) days of the Term , he will provide no less than 20 hours of service and may be required to provide as many as 60 hours of service monthly (the “Monthly Required Service”); (ii) following the first ninety (90) days of the Term, he shall make himself available as requested by the Company as an advisor or to provide support in the business development matters for not more than 20 hours per month or as otherwise agreed to by the parties.

3.       Compensation. The COMPANY shall pay to the CONSULTANT fees as described on Exhibit A as compensation for the Services performed plus expenses to be reimbursed at cost. Expenses as authorized by the COMPANY will also be reimbursed.

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4.       Nondisclosure.

4.1       Property Belonging to COMPANY. The CONSULTANT acknowledges his prior execution of the Confidentiality and Proprietary Rights Agreement dated June 27, 2012 attached as Exhibit B to this Agreement, and made a part of it, and agrees that it remains in full force and effect.

4.2       Access to Confidential Information. The CONSULTANT agrees that during the term of the business relationship between the CONSULTANT and the COMPANY, the CONSULTANT will have access to and become acquainted with confidential proprietary information (“Confidential Information”) which is owned by the COMPANY and is regularly used in the operation of the COMPANY’s business. The CONSULTANT agrees that the term “Confidential Information” as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the COMPANY is engaged, or in which the COMPANY may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the COMPANY. The CONSULTANT agrees that the term “Confidential Information” includes, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how,” negative “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreements, details of customer or contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the COMPANY, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The CONSULTANT acknowledges that all Confidential Information, whether prepared by the CONSULTANT or otherwise acquired by the CONSULTANT in any other way, shall remain the exclusive property of the COMPANY. The term “Confidential Information” does not include (i) any information known to the CONSULTANT prior to disclosure by the COMPANY or its representatives, (ii) any information which becomes available to the CONSULTANT on a non-confidential basis from a source other than the COMPANY who is not bound by a confidentiality agreement with, or any other contractual, legal or fiduciary obligation of confidentiality to, the COMPANY or any related party with respect to such information and (iii) any information which is or becomes generally available to the public other than as a result of a disclosure by the CONSULTANT in breach of this Agreement. In the event that the CONSULTANT receives a request to disclose all or any part of the Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction the CONSULTANT agrees to immediately notify the COMPANY of the existence, terms and circumstances surrounding such a request. The COMPANY agrees to assume, at its sole charge and expense, any costs that are the direct result of actions taken at the direction or request of the COMPANY relating to such request (and, if any payments are made by the CONSULTANT, to promptly reimburse the CONSULTANT for such payments), including any fees and disbursements to legal counsel that the CONSULTANT incurs.

4.3       No Unfair Use by CONSULTANT. The CONSULTANT promises and agrees that the CONSULTANT (which shall include his employees, advisors, consultants, contractors and affiliates) shall not misuse, misappropriate, or disclose in any way to any person or entity any of the COMPANY’s Confidential Information, either directly or indirectly, nor will the CONSULTANT use the Confidential Information in any way or at any time except as required in the course of the CONSULTANT’s business relationship with the COMPANY. The CONSULTANT agrees that the sale or unauthorized use or disclosure of any of the COMPANY’s Confidential Information constitutes unfair competition. The CONSULTANT promises and agrees not to engage in any unfair competition with the COMPANY and will take measures that are appropriate to prevent his employees, contractors or affiliates from engaging in unfair competition with the COMPANY.

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4.4       Obligations Survive Agreement. The CONSULTANT’s obligations under this Section 4 shall survive the expiration or termination of this Agreement.

5.       Termination.

5.1       Termination on Default. Should either party default in the performance of this Agreement or materially breach any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination shall be effective immediately on receipt of said notice. For purposes of this Section 5.1, material breaches of this Agreement shall include, but not be limited to, (i) the failure by the COMPANY to pay the compensation set forth in Section 3 above; (ii) the willful breach or habitual neglect by the CONSULTANT of the duties which he is required to perform under the terms of this Agreement; (iii) the CONSULTANT’s commission of acts of dishonesty, fraud, or misrepresentation; (iv) the failure by the CONSULTANT to conform to all laws and regulations governing the CONSULTANT’s duties under this Agreement; or (v) the commission by the CONSULTANT of any act that tends to bring the COMPANY into public scandal or which will reflect unfavorably on the reputation of the COMPANY.

5.2       Automatic Termination. This Agreement terminates automatically on the death or disability of the CONSULTANT, provided that as a result of the disability the CONSULTANT is no longer able to perform the Services required by this Agreement for a period of at least 30 days.

5.3       Return of COMPANY Property. Upon the termination or expiration of this Agreement, the CONSULTANT (which shall include his employees, advisors, consultants, contractors and affiliates) shall immediately transfer to the COMPANY all files (including, but not limited to, electronic files), records, documents, drawings, specifications, equipment and similar items in his possession or the possession of CONSULTANT’s contractors relating to the business of the COMPANY or its Confidential Information (including the work product of the CONSULTANT created pursuant to this Agreement).

6.       Status of CONSULTANT. The CONSULTANT understands and agrees that neither he nor his employees are employees of the COMPANY and that neither he nor his employees shall be entitled to receive employee benefits from the COMPANY, including, but not limited to, sick leave, vacation, retirement or death benefits. The CONSULTANT shall be responsible for providing, at the CONSULTANT’s expense and in the CONSULTANT’s name, disability, worker’s compensation or other insurance as well as licenses and permits usual or necessary for conducting the Services hereunder. Furthermore, the CONSULTANT shall pay, when and as due, any and all taxes incurred as a result of the CONSULTANT’s compensation hereunder, including estimated taxes, and shall provide the COMPANY with proof of said payments, upon demand. The CONSULTANT hereby agrees to indemnify the COMPANY for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the COMPANY arising out of the CONSULTANT’s breach of this Section 6.

7.       Representations by CONSULTANT . The CONSULTANT represents that the CONSULTANT has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of the COMPANY. The CONSULTANT also represents that he will promptly provide an executed Form W-9 to the COMPANY.

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8.        Indemnification of Consultant.  Except as otherwise specifically provided in this Agreement, all of the provisions of the Indemnity Agreement dated March 7, 2012 (Exhibit C) shall continue in full force and effect regarding the Company and Consultant.

9.       Notices. Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called “Notices”) required or permitted to be given under this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by electronic (including e-mail) or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be addressed to the addresses set forth below, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other party.

If to the COMPANY:

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, Washington 98168

Attn.: Chief Executive Officer

Facsimile No.: (206) 299-3553

E-Mail: steve.pirnat@clearsign.com

If to the CONSULTANT:

Andrew U. Lee

26029 SE 39th Way

Issaquah, WA 98029

E-Mail: andrewulee@gmail.com

10.     Choice of Law and Venue. This Agreement shall be governed according to the laws of the state of Washington. Venue for any legal or equitable action between the COMPANY and the CONSULTANT which relates to this Agreement shall be in the county of King in the State of Washington.

11.      Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the Services to be rendered by the CONSULTANT to the COMPANY and contains all of the covenants and agreements between the parties with respect to the Services to be rendered by the CONSULTANT to the COMPANY in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

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12.       Amendment/Waiver. Except as expressly provided otherwise herein, neither this Agreement nor any of the terms, provisions, obligations or rights contained herein, may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument or instruments signed by all of the parties to this Agreement. No waiver of any breach of any term, provision or agreement contained herein, or of the performance of any act or obligation under this Agreement, or of any extension of time for performance of any such act or obligation, or of any right granted under this Agreement, shall be effective and binding unless such waiver shall be in a written instrument or instruments signed by each party claimed to have given or consented to such waiver and each party affected by such waiver.

13.       Counterparts. This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

14.       Arbitration/Equitable Relief. The parties hereby agree that all controversies, claims and matters of difference shall be resolved by binding arbitration before JAMS located in Seattle, Washington according to the rules and practices of JAMS from time-to-time in force; provided however that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction, without waiving the right to compel such arbitration pursuant to this Section. The arbitrator shall apply Washington law in rendering a decision. The CONSULTANT acknowledges that irreparable injury will result to the COMPANY from the CONSULTANT’s violation of any of the terms of Section 4 (Nondisclosure) of this Agreement. The CONSULTANT expressly agrees that the COMPANY shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation.

15.       Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

16.       Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

17.       No Assignment of Rights or Delegation of Duties by CONSULTANT; COMPANY’s Right to Assign. The CONSULTANT’s rights and benefits under this Agreement are personal to him and therefore no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer. The COMPANY may assign its rights and delegate its obligations under this Agreement to any other person or entity.

18.       Electronically Transmitted Documents. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

[signatures appear on next page]

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WHEREFORE, the parties have executed this Agreement on the date first written above.

“CONSULTANT”

By:
Andrew U. Lee

“COMPANY”

ClearSign Combustion Corporation

By:
Stephen E. Pirnat
Chairman & Chief Executive Officer

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EXHIBIT A

DUTIES OF CONSULTANT

At the direction of the Company’s President, Consultant shall 1) assist the Company with the transition of the Consultant’s former duties and responsibilities to the successor Business Development executive and 2) advise the Company periodically on matters pertaining to business development.  At the outset of this Agreement, it is anticipated the services of the Consultant shall include:

•	Assistance as requested to the new Business Development executive including account coordination, business history, advice, and contact communications.
•	Assist as appropriate in opening, developing, and expanding European and Asian markets including preparing business plans, market research, and participating in negotiations as requested for specific market opportunities.
•	Assist in working with environmental regulators to establish Company technology as Best Available Control Technology.

COMPENSATION OF CONSULTANT

CONSULTANT to be paid an hourly rate of $200.00 per hour payable within thirty (30) days of presentation of an invoice detailing hours worked and expenses, if any.

Further, CONSULTANT will have the option to purchase the personal computer he used while an employee for the fair market value as determined in the sole discretion of the COMPANY.

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EXHIBIT B

Confidentiality and Proprietary Rights Agreement

executed by Andrew U. Lee on June 27, 2012

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Confidentiality and Proprietary Rights Agreement

I, the undersigned employee or consultant, enter into this Confidentiality and Proprietary Rights Agreement (Agreement) with ClearSign Combustion Corporation (Company). This Agreement is effective immediately.

Company has researched, compiled and developed certain proprietary data, including, but not limited to customer information, trade secrets, and other information which is not generally disclosed by Company to the public. In the course of my employment or consulting relationship with Company, I may acquire knowledge (both orally and in writing) relating to confidential affairs of Company and confidential, proprietary, and trade secret information. In consideration of my employment or consulting relationship, and Company ‘s time, effort and resources devoted to my training and briefing, and my access to Confidential Information (defined below) that will assist me in performing my duties, I agree as follows:

Confidential Information. “Confidential Information” is proprietary data that has been researched, compiled, developed and/or maintained by Company, and which is not generally known within the industry. Confidential Information includes, but is not limited to, information, ideas, knowledge, data, or know-how related to products, processes, software, designs, formulae, tests, research, business and/or marketing plans and strategies, costs, profits, pricing, personnel and financial information, capitalization and other corporate data and information, and information about or obtained from customers, authors, suppliers, consultants, licensees, or affiliates. Confidential Information also includes information Company has received from third parties in confidence.

Use and Disclosure Restrictions. I will not use or disclose Confidential Information, in any form, for any purpose, except in the course of and for the purposes of my employment or consulting relationship with Company and in compliance with insider trading and information laws, rules, and regulations.

Ownership of Information. I will obtain no right, title or interest in the Confidential Information, or any related information or data. The Confidential Information and related information shall remain the sole property of Company.

Return of Information. I will return all Confidential Information, including all copies in any form, to Company immediately upon termination of my employment or consulting relationship with Company, or earlier upon request of Company.

Return of Property. In the course of my employment or consulting relationship with Company, I may be provided with equipment, supplies, keys, credits cards, software, and other property for business use (collectively, “Company Property”). I will return all Company Property immediately upon termination of my employment or consulting relationship with Company, or otherwise immediately on Company’s request.

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Assignment of Inventions.

“Inventions” means ideas, improvements, designs, processes, formulas, techniques, authored works (whether software or other forms), and/or discoveries related to the use of electric and/or magnetic fields in flames, furnaces, and combustion systems, including the Company’s Electrodynamic Combustion Control™ technology, whether or not reduced to writing, and whether or not patentable or copyrightable.

“Covered Work” means Inventions conceived by me (alone or with others) or that are developed in whole or in part on Company time as an employee or consultant, or in whole or in part using Company’s equipment, supplies, or facilities, or that depend for their effectiveness on, or incorporate, Confidential Information. An Invention I conceive or develop on Company time is Covered Work whether or not my activities occur (i) on or off the premises, (ii) before, during or after normal working hours, or (iii) within or without the scope of work assigned to me.

Assignment. I understand that Covered Work is work made for hire and, in any case, owned exclusively by Company. To the extent any such Covered Work does not qualify as work made for hire, I hereby assign to Company all worldwide right, title and interest to all such Covered Work, whenever made. I hereby waive any rights and claims I may have in any jurisdiction to any moral rights of “droit moral” with respect to any Covered Work and confirm that Company has the right to make, have made, and own enhancements, derivative works, and other modifications to Covered Work.

Reporting. I agree to inform an officer of Company if I intend to incorporate into Company’s products or technology or otherwise use for Company’s benefit any Invention I made that I believe is not a Covered Work. If I fail to inform an officer of Company prior to such use of an Invention I made, I hereby grant to company a non-exclusive, unlimited, perpetual, irrevocable, worldwide, royalty-free right and license to use such Invention in connection with Company’s business and in its sole discretion.

Exceptions. Except as provided in section 3(d), this section 3 does not apply to any Invention I made that predates my employment or consulting relationship with Company and which is identified on Exhibit A to this Agreement. This section 3 also does not apply to any invention for which no equipment, supplies, facilities, or trade secret information of Company was used and which was developed entirely on my own time, unless (i) the invention relates directly to the business of Company, or to Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work I performed for Company.

Cooperation. I will reveal promptly all information relating to Inventions and Covered Work to an appropriate officer of the Company, including apprising such officer of the status of the items described in Exhibit A. At Company’s expense, and for no additional compensation, I will cooperate fully and promptly with Company and execute such documents as may be requested if Company desires to seek, document, enhance, or defend Company’s ownership, copyright, patent, trademark, or other intellectual property protection relating to any Covered Work, even after I no longer work for Company. I appoint Company (and its authorized agents) as my agent and attorney-in-fact for the following limited purposes: to take any action to obtain patents, copyrights, or other kinds of legal protection in Covered Works; to assign those rights to Company; and to protect those rights from infringement. This appointment and power of attorney are irrevocable. Any action taken by Company under this power of attorney will have the same legal effect as if I did it myself.

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No Violation of Contract. My acceptance of an employment or consulting relationship with Company does not violate any contractual obligations I owe to any third party. I will not use or disclose to Company confidential information or trade secrets of any third party without that party’s consent. I acknowledge that Company wishes me to abide strictly by the terms of valid and enforceable obligations I have to prior employers or clients, and that I am to inform an appropriate officer of the Company whenever I believe a task I am to perform for the Company would put my ability to abide by those obligations at risk.

Employment. If I am an employee, I will devote my full time and attention to the transaction of Company’s business while I am employed by Company. Nothing in this Agreement creates an employment contract for a specific term or otherwise alters the at-will nature of my employment with Company. Either party may terminate the employment relationship at any time, for any reason, with or without prior notice.

Conflict of Interest. While I am employed by or consulting for Company, I will not work, directly or indirectly, for any company which competes with Company, nor will I solicit Company customers, potential customers or contacts for the purpose of selling products or services for any person or entity other than Company.

Non-solicitation. For one year after my employment or consulting relationship with Company terminates, regardless of the reason for termination, I will not (a) directly solicit business from any person or entity which then is or was a Company customer, client or prospect during the twelve (12) months prior to termination, (b) induce any such person or entity to cease or reduce their business relationship with Company; (c) induce any person to leave the employment of Company; or (d) directly or indirectly hire or use the services of any Company employee unless I obtain Company’s written consent. I will not aid others in doing anything I am prohibited from doing myself under this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise. For purposes of this paragraph, the term “solicit” includes (i) responding to requests for proposals and invitations for bids, (ii) initiating contacts with customers, clients, or prospects of Company for the purpose of advising them that I no longer am employed by or consulting for Company and am available for work which is competitive with the services offered by Company, and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Agreement. The term “Company employee” includes any then current employee of Company or any person who has left the employ of Company within the then previous six (6) months. The terms “Company client” and “Company customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “Company prospect” means any person or entity to whom Company has submitted a bid or proposal within the then immediately preceding six (6) months.

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Noncompetition. For one year following termination of my employment for any reason, I will not directly Compete (defined below) with Company anywhere Company is doing or has plans to do business, nor will I engage in any other activity which would conflict with the Company’s business, or interfere with my obligations to the Company. “Compete” means directly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by Company as of the date my employment or consulting relationship terminates. Currently, the Company believes that it and its Electrodynamic Combustion Control™ technology have no competitors.

Continuation of Obligations. Except to the extent this Agreement provides otherwise, the restrictions of and my obligations under this Agreement will continue after my employment or consulting relationship terminates, regardless of the reason for termination. Upon termination of my employment or consulting relationship, I agree to execute and deliver to Company the Termination Certification in the form attached as Exhibit B to this Agreement.

Consent to Injunction. I acknowledge that Company would suffer irreparable harm for which monetary damages alone would not adequately compensate Company if I breached this Agreement. For that reason, I agree Company shall be entitled to injunctive relief to enjoin any breach or threatened breach of this Agreement, in addition to any other available remedies.

Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington, without regard to conflict of law principles. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be State of Washington.

Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to its attorney fees, costs, and out-of-pocket expenses, at trial and on appeal.

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Waiver. Company’s failure to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or the right to demand strict performance in the future.

Successors and Assigns. This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives and may be assigned and enforced by Company, its successors and assigns. As used in this Agreement, the term “Company” shall include Company, its subsidiaries, subdivisions, and affiliates.

Entire Agreement. This Agreement and any confidentiality, nonsolicitation, and/or noncompetition agreement I entered into with Company or any predecessor company acquired by or affiliated with Company, constitute the entire agreement of Company and me with respect to the subject matter of this Agreement. Each of the rights, obligations and remedies provided for in these agreements shall be cumulative.

Severability and Enforcement. The parties agree that any provision of this Agreement or its application that is held invalid shall be modified as necessary to render it valid and enforceable. If any provision of this Agreement or its application is held invalid and cannot be modified to render it valid and enforceable, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications.

Opportunity for Review. I acknowledge that I have carefully read the foregoing Agreement, understand its contents, and signed it voluntarily.

Print Name:	Andrew U. Lee

Check one:

☑	Employee
☐	Consultant

Signature	/s/ Andrew U. Lee

Date:	06/27/2012

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EXHIBIT C

Indemnification Agreement

executed by ClearSign Combustion Corporation

and its Indemnitee, Andrew U. Lee,

on March 7, 2012

CLEARSIGN COMBUSTION CORPORATION

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is entered into, effective as of March 7, 2012 by and between ClearSign Combustion Corporation, a Washington corporation (the “Company”), and Andrew U. Lee (“Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director and/or officer of the Company; and

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued and effective service to the Company, and in order to induce Indemnitee to provide services to the Company as a director and/or officer, the Company wishes to provide in this Agreement for the indemnification of and advance of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by Washington state law and as set forth in this Agreement, and, to the extent insurance is maintained, for the coverage of Indemnitee under the Company’s director and officer liability insurance policies.

NOW, THEREFORE, in consideration of the above premises and of Indemnitee’s continued service to the Company, and intending to be legally bound hereby, the parties agree as follows:

1.	Certain Definitions.

(a)	“Board” means the board of directors of the Company.

(b)	“Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company (collectively “excluded persons”), is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or (iii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings), or (iv) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges with the Company in such merger) cease to own their shares or other equity interest in the Company, or (v) in the event of a dissolution or liquidation of the Company, or (vi) the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets, or (vii) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.

(c)	“Company” shall include, in addition to the Company named in this Agreement, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger with the Company, which constituent corporation, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents. For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan or its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests” of the Company as referred to in this Agreement.

(d)	“Expenses” mean any expense, liability, or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(e)	“Indemnifiable Event” means any event or occurrence that takes place either prior to or after the effective date of this Agreement, relating to the fact that Indemnitee is or was a director or an officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity.

(f)	“Independent Counsel” means the person or body appointed in connection with Section 3.

(g)	“Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control, (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control, (iii) any person (other than an Excluded Person) who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding Voting Securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof, or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(h)	“Proceeding” means (i) any threatened, pending, or complete action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other, or (ii) any inquiry, hearing, or investigation, whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, or proceeding.

(i)	“Reviewing Party” means the person or body appointed in accordance with Section 3.

(j)	“Voting Securities” means any securities of the Company that vote generally in the election of directors.

2.	Agreement to Indemnify.

(a)       General Agreement. In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto).

(b)       Limitations on Indemnification. Indemnification shall be provided to any Indemnitee to the fullest extent permitted by the Revised Code of Washington (“RCW”). Accordingly, the RCW substantially provides the following limitations, which shall apply to any indemnification provided under this Agreement:

(1)	A corporation may not indemnify a director unless approved in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the applicable Standard of Conduct (defined below).

(2)	The determination shall be made:

(a)    by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the Proceeding;

(b)    if a quorum cannot be obtained under (a) above, by majority vote of a committee duly designated by the Board, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the Proceeding;

(c)    by special legal counsel:

(i)	selected by the Board or its committee in the manner prescribed in (a) or (b) of this subsection; or

(ii)	if a quorum of the Board cannot be obtained under (a) of this subsection and a committee cannot be designated under (b) of this subsection, selected by majority vote of the full Board, in which selection directors who are parties may participate; or

(d)   by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination.

An individual shall be deemed to have met the “Standard of Conduct”, and the Company may indemnify an individual made a party to a proceeding because the individual is or was a director and/or officer against liability incurred in the proceeding if:

(a)	the individual acted in good faith; and

(b)	the individual reasonably believed:

(i)	in the case of conduct in the individual’s official capacity with the Company, that the individual’s conduct was in its best interests; and

(ii)	in all other cases, that the individual’s conduct was at least not opposed to its best interests; and

(c)    in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Notwithstanding the foregoing, the Company may not indemnify a director and/or officer:

(a)    in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company; or

(b)   in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Indemnification permitted under this Section in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding.

(c)        Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding, (ii) the Proceeding is one to enforce indemnification rights under Section 5, or (iii) the Proceeding is instituted after a Change in Control and Independent Counsel has approved its initiation.

(d)        Expense Advances. If so requested by Indemnitee, the Company shall advance (within ten business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”); provided that such request shall be accompanied by reasonable evidence of the expenses incurred by Indemnitee and that, if and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid. If Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, as provided in Section 4, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed).

(e)        Mandatory Indemnification. Notwithstanding any other provision of this Agreement (other than Section 2(f) below), to the extent that Indemnitee has been successful on the merits in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(f)        Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(g)        Other Exceptions to Indemnification. No indemnification pursuant to this Agreement shall be paid by the Company on account of:

(i)	any Proceeding in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Act, as amended, or any similar statute;

(ii)	any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(iii)	expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under the D&O Liability Insurance (defined below) policy maintained by the Company.

(h)        Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers and employees under this Agreement or otherwise.  Indemnitee understands and acknowledges that the Company may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

3.       Reviewing Party. Prior to any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification; after a Change in Control, the Reviewing Party shall be the Independent Counsel referred to below. With respect to all matters arising after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Amended and Restated Certificate of Incorporation or bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorney’s fees), claims, liabilities, loss, and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.

4.       Indemnification Process and Appeal.

(a)        Suit To Enforce Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within 60 days after making a request in accordance with Section 2(d), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation, in any appropriate court having subject matter jurisdiction thereof and in which venue is proper, seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof, provided, however, that such 60-day period shall be extended for reasonable time, not to exceed another 60 days, if the reviewing party in good faith requires additional time for the obtaining or evaluating of documentation and information relating thereto. The Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on the Company and Indemnitee. The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee in law or equity.

(b)        Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company) that is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company (including its Board, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the Standard of Conduct set forth herein and under applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel, or its shareholders) that the Indemnitee had not met such applicable Standard of Conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable Standard of Conduct. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

5.        Indemnification for Expenses Incurred in Enforcing Rights. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten business days of such request), advance such Expenses to Indemnitee, that are incurred by Indemnitee in connection with any claim asserted against or covered action brought by Indemnitee for (i) indemnification of Expenses or Expense Advances by the Company under this Agreement or any other agreement or under applicable law or the Company’s Amended and Restated Certificate of Incorporation or bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, and or (ii) recovery under directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advances, or insurance recovery, as the case may be.

6.       Notification and Defense of Proceeding.

(a)        Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but the omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee, except as provided in Section 6(c).

(b)        Defense. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company shall be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her own legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change in Control, the employment of counsel by Indemnitee has been approved by the Independent Counsel, or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which case all Expenses of the Proceeding shall be borne by the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the determination provided for in (ii) above.

(c)        Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; the Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.

7.        Non-Exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Amended and Restated Certificate of Incorporation, bylaws, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Amended and Restated Certificate of Incorporation, bylaws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

8.       Directors and Officers Liability Insurance.

(a)  The Company shall obtain and maintain a policy or policies of insurance (“D&O Liability Insurance”) with reputable insurance companies providing liability insurance for directors and officers of the Company in their capacities as such (and for any capacity in which any director or officer of the Company serves any other person or entity at the request of the Company), in respect of acts or omissions occurring while serving in such capacity, on terms with respect to coverage and amount (including with respect to the payment of expenses) no less favorable than those of such policy in effect on the date hereof except for any changes approved by the Board of Directors of the Company.

(b)  Indemnitee shall be covered by the Company’s D&O Liability Insurance policies as in effect from time to time in accordance with the applicable terms to the maximum extent of the coverage available for any other director or officer under such policies. The Company shall, promptly after receiving notice of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), give notice of such proceeding to the insurers under the Company’s D&O Liability Insurance policies in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable actions to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies. The failure or refusal of any such insurer to pay any such amount shall not affect or impair the obligations of the Company under this Agreement.

(c)  Upon request by Indemnitee, the Company shall provide to Indemnitee copies of the D&O Liability Insurance policies as in effect from time to time. The Company shall promptly notify Indemnitee of any material changes in such insurance coverage.

9.       Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

10.       Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

11.        No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, bylaw, or otherwise) of the amounts otherwise indemnifiable hereunder.

12.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though he or she may have ceased to serve in such capacity at the time of any Proceeding.

13.        Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.

14.        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

15.        Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, Washington 98168

Fax: (206) 673-4848

Attn: Chief Executive Officer

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

16.        Entire Agreement. Subject to the provisions of Section 2(a), this Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

17.        Retroactivity. This Agreement shall be deemed to have been in effect during all periods that Indemnitee was a director and/or officer of the Company, regardless of the date of this Agreement.

18.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Indemnification Agreement as of the day specified above.

COMPANY:
CLEARSIGN COMBUSTION CORPORATION

	By:	/s/Richard F. Rutkowski
Richard F. Rutkowski
Chief Executive Officer

INDEMNITEE:		Andrew U. Lee
Name of Indemnitee (print name)

/s/ Andrew U. Lee
Signature